Exhibit 99.1

Contact: Andrew Hinton
(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER AND FISCAL 2013 RESULTS

Cary, North Carolina, December 10, 2013 - The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and fiscal year ended September 26, 2013.

Fourth Quarter Summary:

•
Net income was $1.0 million or $0.04 per diluted share. This compares to net loss of $4.8 million or $0.21 per share in last year's fourth quarter. Excluding the impact of impairment charges and debt extinguishment costs, net income for the fourth quarter of fiscal 2013 was $1.4 million, or $0.06 per diluted share, compared to net loss of $2.0 million, or $0.09 per share, in the prior year (see reconciliation below). Net income was impacted by pre-tax charges totaling $4.6 million or $0.12 per diluted share related to a proposed litigation settlement and strategy consulting costs incurred during the quarter.

•	Adjusted EBITDA was $49.0 million, down from $52.8 million in the prior year quarter.

•
Fuel gross profit was $47.8 million compared to $44.0 million a year ago. Retail fuel margin per gallon increased to $0.107 from $0.095 in the prior year quarter and more than offset a 2.5% decline in comparable store fuel gallons sold.

•	Comparable store merchandise revenue increased 2.0%.

•	Merchandise gross margin was 34.3% compared to 34.6% in the prior year quarter.

•
Store operating and general and administrative expenses were $162.0 million compared to $153.7 million a year ago. During the quarter, the company accrued $3.1 million in relation to a proposed settlement of the Amason litigation which has been described in our SEC filings for some time. In addition, the company incurred $1.5 million in strategy consulting costs and experienced higher expenses related to the store remodel program.

•	Our effective tax rate for the fourth quarter of fiscal 2013 was a benefit of 128.4% compared to a benefit of 39.3% in the fourth quarter of fiscal 2012.

Fiscal Year 2013 Summary:

•
Net loss was $3.0 million or $0.13 per share. This compares to net loss of $2.5 million or $0.11 per share in the last fiscal year. Excluding the impact of impairment charges and debt extinguishment costs, net loss for fiscal 2013 was $0.1 million, or $0.00 per diluted share, compared to net income of $4.7 million, or $0.21 per diluted share, in the prior year (see reconciliation below).

•	Adjusted EBITDA was $202.4 million, down from $210.1 million a year ago.

•
Fuel gross profit was $199.3 million, compared to $210.3 million a year ago. Retail fuel margin per gallon was unchanged at $0.115 compared to the prior year as comparable store fuel gallons sold declined 4.8%.

•	Comparable store merchandise revenue increased 0.9%.

•	Merchandise gross margin increased to 34.0% compared to 33.7% a year ago.

•	Store operating and general and administrative expenses were $609.0 million compared to $610.0 million a year ago.

•
Our effective tax rate for fiscal 2013 was a benefit of 65.8% compared to a benefit of 54.1% in fiscal 2012 due to a higher level of Workers Opportunity Tax Credits and changes in pretax profit levels.

President and Chief Executive Officer Dennis G. Hatchell said, "We achieved improved operating results during the fourth quarter and are gaining momentum in merchandise sales as we move into fiscal 2014. Our sales initiatives generated comparable store merchandise revenue growth of 2.0% as merchandise sales per customer continued to grow."

Mr. Hatchell added, "Improving our facilities to drive profitable growth remains one of the cornerstones of our strategy. We continued upgrading our store base during the fourth quarter -- opening two new stores, rebuilding one store, completing 31 remodels and five new QSR's. In addition, we have completed a strategic review of our markets which is guiding our investments and initiatives to improve existing stores. We are also focused on unlocking the potential of our company through improved employee engagement, merchandising and cost control."

Fiscal 2013 Outlook

The Company announced the following guidance ranges for its expected performance in fiscal 2014, which is a 52-week fiscal year:

	Q1 FY13	Q1 FY14 Guidance(1)		FY13	FY14 Guidance(1)
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.429	$0.435	$0.440	$1.80	$1.83	$1.86

Merchandise gross margin	34.3%	33.3%	33.8%	34.0%	33.7%	34.1%

Retail fuel gallons (B)	0.427	0.402	0.408	1.71	1.61	1.64

Retail fuel margin per gallon	$0.114	$0.095	$0.105	$0.115	$0.110	$0.130

Store operating and general and administrative expenses ($M)	$147	$150	$154	$609	$611	$621

Depreciation & amortization ($M)	$29	$28	$29	$118	$110	$115

Effective corporate tax rate	39.9%	35.0%	38.0%	65.8%	38.0%	39.0%

Interest expense ($M)	$23	$21	$22	$89	$84	$87

Capital expenditures, net ($M)	$18	$25	$28	$85	$95	$110

(1) Fiscal 2014 guidance assumes closure of approximately 40 stores

Conference Call
Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Tuesday, December 10, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through the Investors section of the Company's website at www.thepantry.com. A slide presentation for the conference call will also be available for download at the investor section of our website. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America ("GAAP") and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company's business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company's remaining stores.

Net Income and Net Income Per Share Excluding Certain Items

In addition to net income and net income per share presented in accordance with GAAP, the Company has also presented net income and net income per share excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt. Management believes that investors find this information useful as a reflection of the Company's underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company's historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of December 10, 2013, the Company operated 1,541 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the Company's anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing and merchandising strategies and their anticipated impact and our intentions with respect to acquisitions, the construction of new stores, including additional quick service restaurants, and the remodeling of our existing stores. . These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives and its store remodel program; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of December 10, 2013. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended		Fiscal Year Ended
	September 26, 2013	September 27, 2012	September 26, 2013	September 27, 2012
Revenues:
Merchandise	$475,608	$469,537	$1,800,001	$1,809,288
Fuel	1,546,272	1,621,443	6,021,954	6,443,955
Total revenues	2,021,880	2,090,980	7,821,955	8,253,243
Costs and operating expenses:
Merchandise cost of goods sold	312,371	307,028	1,187,870	1,199,453
Fuel cost of goods sold	1,498,446	1,577,396	5,822,688	6,233,638
Store operating	132,506	129,698	504,315	512,782
General and administrative	29,532	24,053	104,711	97,244
Impairment charges	727	1,514	4,681	6,257
Depreciation and amortization	30,154	33,231	117,724	119,672
Total costs and operating expenses	2,003,736	2,072,920	7,741,989	8,169,046
Income from operations	18,144	18,060	79,966	84,197
Other expenses:
Loss on extinguishment of debt	—	2,993	—	5,532
Interest expense, net	21,561	22,936	88,779	84,219
Total other expenses	21,561	25,929	88,779	89,751
Loss before income taxes	(3,417)	(7,869)	(8,813)	(5,554)
Income tax benefit	(4,389)	(3,094)	(5,801)	(3,007)
Net income (loss)	$972	$(4,775)	$(3,012)	$(2,547)

Earnings (loss) per diluted share:
Earnings (loss) per diluted share	$0.04	$(0.21)	$(0.13)	$(0.11)
Weighted average and potential dilutive shares outstanding	22,884	22,600	22,691	22,569

Selected financial data:
Adjusted EBITDA	$49,025	$52,805	$202,371	$210,126
Payments made for lease finance obligations	$13,078	$13,272	$51,767	$51,797
Merchandise gross profit	$163,237	$162,509	$612,131	$609,835
Merchandise margin	34.3%	34.6%	34.0%	33.7%
Retail fuel data:
Gallons	441,124	454,523	1,708,167	1,811,823
Margin per gallon (1)	$0.107	$0.095	$0.115	$0.115
Retail price per gallon	$3.45	$3.50	$3.46	$3.50
Total fuel gross profit	$47,826	$44,047	$199,266	$210,317

Comparable store data:
Merchandise sales %	2.0%	3.3%	0.9%	3.3%
Retail fuel gallons %	(2.5)%	(2.6)%	(4.8)%	(3.1)%

Number of stores:
End of period	1,548	1,578	1,548	1,578
Weighted-average store count	1,557	1,587	1,567	1,611

(1) Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 26, 2013	September 27, 2012
ASSETS
Cash and cash equivalents	$57,168	$89,175
Receivables, net	64,936	80,014
Inventories	132,229	137,376
Prepaid expenses and other current assets	19,120	21,734
Deferred income taxes	18,698	17,376
Total current assets	292,151	345,675

Property and equipment, net	902,796	935,841
Goodwill and other intangible assets	440,982	441,070
Other noncurrent assets	79,297	76,954
Total assets	$1,715,226	$1,799,540

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$2,550	$62,840
Current maturities of lease finance obligations	11,018	10,947
Accounts payable	153,693	155,008
Other accrued liabilities	114,400	121,760
Total current liabilities	281,661	350,555

Long-term debt	498,414	500,600
Lease finance obligations	434,022	443,020
Deferred income taxes	59,182	62,766
Deferred vendor rebates	10,152	11,886
Other noncurrent liabilities	108,096	106,162
Total shareholders' equity	323,699	324,551
Total liabilities and shareholders' equity	$1,715,226	$1,799,540

The Pantry, Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Three Months Ended		Fiscal Year Ended
	September 26, 2013	September 27, 2012	September 26, 2013	September 27, 2012

Adjusted EBITDA	$49,025	$52,805	$202,371	$210,126
Impairment charges	(727)	(1,514)	(4,681)	(6,257)
Loss on extinguishment of debt	—	(2,993)	—	(5,532)
Interest expense, net	(21,561)	(22,936)	(88,779)	(84,219)
Depreciation and amortization	(30,154)	(33,231)	(117,724)	(119,672)
Income tax benefit	4,389	3,094	5,801	3,007
Net income (loss)	$972	$(4,775)	$(3,012)	$(2,547)

Adjusted EBITDA	$49,025	$52,805	$202,371	$210,126
Loss on extinguishment of debt	—	(2,993)	—	(5,532)
Interest expense, net	(21,561)	(22,936)	(88,779)	(84,219)
Income tax benefit	4,389	3,094	5,801	3,007
Stock-based compensation expense	390	653	2,738	2,823
Changes in operating assets and liabilities	17,377	(5,495)	5,317	6,931
Benefit for deferred income taxes	(4,641)	(812)	(5,697)	(2,516)
Other	2,019	4,201	6,360	13,397
Net cash provided by operating activities	$46,998	$28,517	$128,111	$144,017

Additions to property and equipment, net	$(27,923)	$(8,860)	$(82,939)	$(54,980)
Acquisitions of businesses, net	(1,221)	—	(1,723)	—
Net cash used in investing activities	$(29,144)	$(8,860)	$(84,662)	$(54,980)

Net cash used in financing activities	$(4,833)	$(110,276)	$(75,456)	$(213,630)

Net increase (decrease) in cash	$13,021	$(90,619)	$(32,007)	$(124,593)

	Three Months Ended
	September 26, 2013			September 27, 2012
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(3,417)	$972	$0.04	$(7,869)	$(4,775)	$(0.21)
Impairment charges	727	446	0.02	1,514	926	0.04
Loss on extinguishment of debt	—	—	—	2,993	1,830	0.08
Loss, as adjusted	$(2,690)	$1,418	$0.06	$(3,362)	$(2,019)	$(0.09)

	Fiscal Year Ended
	September 26, 2013			September 27, 2012
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(8,813)	$(3,012)	$(0.13)	$(5,554)	$(2,547)	$(0.11)
Impairment charges	4,681	2,874	0.13	6,257	3,826	0.17
Loss on extinguishment of debt	—	—	—	5,532	3,382	0.15
(Loss) income, as adjusted	$(4,132)	$(138)	$—	$6,235	$4,661	$0.21